Exhibit (h.28)

Amendment No. 5 to

Transfer Agent Interactive Client Services Agreement

This Amendment No. 5 to Transfer Agency Interactive Client Services Agreement (the “Amendment”), is made this August 22, 2016, between Heartland Group, Inc., a Maryland corporation (the “Fund”), and ALPS Fund Services, Inc., a Colorado corporation (“ALPS”).

WHEREAS, the Fund and ALPS are parties to a Transfer Agency Interactive Client Services Agreement dated August 13, 2008 and subsequent amendments (collectively referred to herein as the “TA ICS Agreement and Amendments”), whereby the Fund has retained ALPS to provide certain interactive transfer agency services to the Fund; and

WHEREAS, the Fund and ALPS wish to amend the TA ICS Agreement and Amendments to eliminate the remote access services provided by ALPS to the Fund.

NOW, THEREFORE, in consideration of the premises and mutual promises and undertakings herein contained, the Fund and ALPS agree as follows:

1.	The TA ICS Agreement and Amendments are hereby amended to delete in its entirety the following appendices: Appendix D-1 (Remote Access Fee Schedule), Appendix D-2 (remote Extensions Fee Scheduled), Appendix E-1 (Security Procedures —Remote Access Services), Appendix G (Remote Access), and Appendix H (Remote Extensions Service).

2.	Section 2(a) of the TA ICS Agreement and Amendments are hereby deleted in its entirety and replaced with the following:

“The Fund hereby appoints ALPS to provide the services set forth in Appendix B, Appendix C, and Appendix F, hereto, as amended from time to time, upon the terms and conditions hereinafter set forth. ALPS hereby accepts such appointment and agrees to furnish such specified services. ALPS shall for all purposes be deemed to be an independent contractor and shall, except as otherwise expressly authorized in this Agreement, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund. “

3.	Section 3 of the TA ICS Agreement and Amendments are hereby deleted in its entirety and replaced with the following:

“ALPS Compensation; Expenses. In consideration for the services to be performed hereunder by ALPS, the Fund shall pay ALPS the fees and reasonable out-of-pocket expenses and advances listed in Appendix D hereto. In addition, any other expenses incurred by ALPS at the request or with the consent of the Fund will be reimbursed by the Fund. Such fees and out-of-pocket expenses and advances identified in Appendix D below may be changed from time to time by ALPS on thirty (30) days written notice to the Fund. Notwithstanding anything to the contrary in this Agreement, fees billed for the services to be performed by ALPS under this Agreement are based on information provided by the Fund and such fees are subject to renegotiation between the parties to the extent such information is determined to be materially different from what the Fund originally provided to ALPS.”

4.	Section 8 of the TA ICS Agreement and Amendments are hereby deleted in its entirety and replaced with the following:

“Security Procedures. ALPS may, but shall not be required to, modify the Security Procedures set forth in Appendix E from time to time to the extent it believes, in good faith, that such modifications will enhance the security of the ICS. All data and information transmissions via the ICS are for informational purposes only, and are not intended to satisfy regulatory requirements or comply with any laws, rules, requirements or standards of any federal, state or local governmental authority, agency or industry regulatory body, including the securities industry, which compliance is the sole responsibility of the Fund.”

5.	Except as specifically set forth herein, all other provisions of the TA ICS Agreement and Amendments shall remain in full force and effect. Any item not herein defined shall have the meaning ascribed to them in the TA ICS Agreement and Amendments.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have duty executed delivered this Amendment as of the day and year first above written.

HEARTLAND GROUP, INC.

By:	/s/ Nicole J. Best
Name:	Nicole J. Best
Title:	Vice President and Principal Accounting
Officer and Treasurer

ALPS FUND SERVICES, INC.

By:	/s/ Jeremy O. May
Name:	Jeremy O. May
Title:	President